Exhibit 99.(A)(10)

                         FOR:           DH Technology

                         APPROVED BY:   Walter S. Sobon
                                        Chief Financial Officer
                                        (619) 451-3485

                         CONTACTS:      Morgen-Walke Associates
                                        Chris Danne, Doug Sherk
                                        (415) 296-7383

For Immediate Release


FEDERAL TRADE COMMISSION TERMINATES WAITING PERIOD ON AXIOHM'S TENDER OFFER FOR DH TECHNOLOGY


     San Diego, CA / August 11, 1997--DH Technology, Inc. (Nasdaq:DHTK) ("DH") and Axiohm S.A. ("Axiohm") today announced that the Antitrust Division of the Department of Justice has closed its investigation of the tender offer by Axiohm for shares of DH. Following that action, the Federal Trade Commission terminated the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

     DH Technology designs, manufactures and distributes transaction printers and mechanisms, magnetic and chip card readers, magnetic heads, impact printheads, bar code printers and related services and supplies, such as labels and ribbons. The Company's products provide solutions for many diverse applications, including freight and bar code labels, bank transactions, point-of-sale receipts and gaming tickets. The Company employs a broad range of technologies, including thermal, impact, and laser printing, as well as magnetic and electronic (chip) card reading technologies.


[Letterhead of Morgen-Walke Associates, Inc. appears here]